CONTACTS:
Angus Morrison
SVP, Chief Financial Officer
(770) 822-4295
www.vistaeyecare.com

FOR IMMEDIATE RELEASE

February 23, 2001

VISTA ACQUISITION LLC BUYS FREESTANDING STORE OPERATION
FROM VISTA EYECARE, INC.

LAWRENCEVILLE, Georgia -- Vista Eyecare, Inc. (OTCBB: VSTAQ), today announced that it had entered into a purchase agreement to sell substantially all of the assets of its freestanding Vision Centers and its Fullerton, California Laboratory/Distribution Center to Vista Acquisition LLC, Ronkonkoma, New York. Subject to Bankruptcy Court approval, the transaction is expected to close in late March 2001 or early April 2001.

Vista Acquisition LLC has an executive management team with an aggregate of Optical Industry experience exceeding 100 years. The retailing, managed vision care, and operations experience of the team will direct the focus of the freestanding stores to accomplish the initiatives of the company’s long-term strategic goals.

Following completion of the transaction, Vista will have 498 Vision Centers in host environments, including Wal-Mart, Wal-Mart de Mexico, Fred Meyers, and selected Military locations. Vista will retain two lab/distribution facilities to serve the host vision centers.

Jim Krause, Chairman, President & CEO of Vista, commented "The principals of Vista Acquisition have a very strong background in the freestanding optical industry and we believe that this will be a very positive event for our freestanding store associates and customers. This transaction allows us to return to our roots as a strong operator in the host environment. We can now finish our plan of reorganization and file with the court in the next few weeks. With court approval, we will emerge from bankruptcy during the second quarter as a strong and focused company meeting the needs of our customers".

Vista Eyecare, Inc. is an operator of Vision Centers in freestanding and host department environments. The company filed for protection under Chapter 11 of the Bankruptcy Code in April 2000.

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Any expectations, beliefs, and other non-historical statements contained in this press release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Actual results may differ materially due to a variety of risk factors that affect the company. Such Factors are described in a cautionary statement for purposes of the "Safe Harbor" provisions of the Act, contained in the company’s reports on Form 10-K for 1999 and on Form 10-Q’s for the first, second, and third quarters of 2000. In addition, statements made in the press release are also subject to the following risks: that the company will be adversely affected in its core host business operation by unforeseen developments resulting from the process through the Bankruptcy Court; our plan of reorganization may not be approved or, even if it is approved, may not succeed; a negative change in the company’s relationship or operating terms relative to host store agreements; that the company will be unable to obtain appropriate financing to support the business upon emergence from the Chapter 11 Bankruptcy process; and that the company’s relationship with its shareholders, including but not limited to, creditors, vendors, bond holders, and common stockholders, will be adversely affected.

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